Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated October 11, 2006
Relating to Preliminary Prospectus Dated September 22, 2006
Registration Statement No. 333-134683

11,474,528 Shares

Acme Packet, Inc.

Common Stock

        Acme Packet is providing you with the following updated information in connection with our initial public offering of shares of common stock.

        Our financial statements for the quarter ended September 30, 2006 are not yet available. We have provided below our preliminary expectations as to certain operating results for the third quarter of 2006. These preliminary expectations are based upon management estimates and are subject to quarterly review procedures and final recommendations and adjustments. Actual operating results may differ from our expectations, and those differences may be material.

        We expect total revenue to be between $21.8 million and $22.0 million for the third quarter of 2006, compared to total revenue of $6.8 million for the third quarter of 2005. We expect income from operations to be between $6.0 million and $6.5 million for the third quarter of 2006, compared to a loss from operations of $2.6 million for the third quarter of 2005.

        Operating results for the third quarter of 2006 are not necessarily indicative of the results to be expected in future periods.

        To review a filed copy of our current registration statement, please click on the following link: http://www.sec.gov/Archives/edgar/data/1130258/000104746906012621/a2173071zs-1a.htm.

        Acme Packet has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Acme Packet has filed with the SEC for more complete information about Acme Packet and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus if you request it by contacting Goldman, Sachs & Co. toll-free at 1-866-471-2526.